CONSOLIDATED-TOMOKA LAND CO.
PRESS RELEASE
For Immediate Release

Date:	May 22, 2009
Contact:	Bruce W. Teeters, Sr. Vice President
Phone:	(386) 274-2202
Facsimile:	(386) 274-1223

Consolidated-Tomoka Announces Results of 2009 Annual Meeting of Shareholders

DAYTONA BEACH, FLORIDA (May 22, 2009) – Consolidated-Tomoka Land Co. (NYSE AMEX-CTO) today announced that IVS Associates, Inc., its independent inspector of election,  has certified the final voting results from the Company's Annual Meeting of Shareholders held on May 13, 2009. At the meeting, shareholders elected one director to serve in Class I, one director to serve in Class II, and four directors to serve in Class III.

Director candidates were elected as follows:
•	For Class I, Linda Loomis Shelley, incumbent director.
•	For Class II, Jeffry B. Fuqua, a candidate nominated by the Board of Directors and proposed by Company shareholder Wintergreen Advisers.
•
For Class III, the shareholders elected incumbent directors Gerald L. DeGood and William Voges, as well as John J. Allen, a candidate nominated by the Board of Directors and proposed by Wintergreen Advisers, and Allen C. Harper, a candidate nominated by Wintergreen Advisers.

Shareholders also ratified the appointment of KPMG LLP, as the Company’s auditors for fiscal year 2009, and voted in favor of the following three non-binding proposals:
•	Proposal #3, declassification of the Board;
•	Proposal #4, adoption of an independent Board Chairman Policy; and,
•	Proposal #5, limiting the Board to eleven members.

William H. McMunn, CEO of Consolidated Tomoka stated, “We appreciate the active participation of our shareholders in this year’s Annual Meeting.  They have elected an outstanding group of directors that will bring both new and historical perspective to the Board’s deliberations in the coming year.  Consolidated Tomoka has achieved peer-leading results, and we look to our Board to continue providing strong leadership during this unprecedented time as we strive to maintain exceptional performance while growing long-term shareholder value.  We also appreciate the direction provided by our shareholders regarding the three shareholder proposals that were offered, and the full Board will be reviewing the results in future meetings.”

Consolidated-Tomoka Land Co. is a Florida-based company primarily engaged in converting Company owned agricultural lands into a portfolio of net lease income properties strategically located in the Southeast, maximizing shareholder value through the efficient utilization of 1031 tax-deferred exchanges.  The Company has low long-term debt and generates over $9 million in annual before tax cash flow from its real estate portfolio.  The Company also engages in selective self-development of targeted income properties. The Company’s adopted strategy is designed to provide the financial strength and cash flow to weather difficult real estate cycles.  Visit our website at www.ctlc.com.

“Safe Harbor”

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

Back to 8K